Exhibit 99.1

The Boeing Co.	BA	Q4 2015 Earnings Call	Jan. 27, 2016
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Troy J. Lahr – Vice President-Investor Relations, The Boeing Co.
Dennis A. Muilenburg – President, Chief Executive Officer & Director, The Boeing Co.
Gregory D. Smith – Chief Financial Officer & Executive Vice President, The Boeing Co.
Thomas J. Downey – Senior Vice President-Communications, The Boeing Co.
Other Participants

Howard Alan Rubel – Analyst, Jefferies LLC
Myles Alexander Walton – Analyst, Deutsche Bank Securities, Inc.
Cai von Rumohr – Analyst, Cowen & Co. LLC
Ken Herbert – Analyst, Canaccord Genuity, Inc.
Jason M. Gursky – Analyst, Citigroup Global Markets, Inc. (Broker)
Seth M. Seifman – Analyst, JPMorgan Securities LLC
David E. Strauss – Analyst, UBS Securities LLC
Doug Stuart Harned – Analyst, Sanford C. Bernstein & Co. LLC
Peter John Skibitski – Analyst, Drexel Hamilton LLC
Carter Copeland – Analyst, Barclays Capital, Inc.
Peter J. Arment – Analyst, Sterne Agee CRT
Jon Ostrower – Reporter, The Wall Street Journal
Alwyn Scott – Reporter, Thomson Reuters Corp.
Dominic Gates – Reporter, The Seattle Times Co.
Julie Johnsson – Chicago Reporter-Aerospace, Bloomberg LP
Glenn Farley – Reporter, King Broadcasting Co.
Stephen Trimble – Reporter, Flightglobal

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by. Good day, everyone, and welcome to The Boeing Company’s Fourth Quarter 2015 Earnings Conference Call. Today’s call is being recorded. The management discussion and slide presentation plus the analyst and media question-and-answer sessions are being broadcast live over the Internet.

At this time for opening remarks and introductions, I’m turning the call over to Mr. Troy Lahr, Vice President of Investor Relations for The Boeing Company. Mr. Lahr, please go ahead.
Troy J. Lahr, Vice President-Investor Relations

Thank you and good afternoon. Welcome to Boeing’s fourth-quarter 2015 earnings call. I am Troy Lahr and with me today is Dennis Muilenburg, Boeing’s President and Chief Executive Officer and Greg Smith, Boeing’s Chief Financial Officer. As many of you know, this call was originally scheduled to occur at 10:30am Eastern time today, but technical problems required us to stop it before the Q&A began. In order to ensure that everyone has the opportunity to hear their prepared remarks, Dennis and Greg will be repeating those remarks in their entirety on this call, after which we will take your questions.

In fairness to others on the call, we ask that you please limit yourself to one question. As always, we have provided detailed financial information in our press release issued earlier today. And as a reminder, you can follow today’s slide presentation through our website at boeing.com, and we will provide a copy of the earlier remarks.

Before we begin, I need to remind you that any projections and goals we include in our discussion this morning are likely to involve risk, which is detailed in our news release and our various SEC filings and in the forward-looking statement disclaimer at the end of this web presentation. Please refer to our earnings release and presentation for disclosures and reconciliation of non-GAAP measures that we use when discussing our results and outlook.

Now I’ll turn the call over to Dennis Muilenburg.

Dennis A. Muilenburg, President, Chief Executive Officer & Director

Thank you, Troy, and good afternoon. I’m going to begin by discussing our solid 2015 operating performance, then provide an update on the business environment and our expectations going forward. After that, Greg will walk you through our financial results and outlook in greater detail.

As most of you know, 2016 is a milestone year for Boeing, marking our 100th year in business. Over the past century, successive generations of exceptionally talented and dedicated Boeing employees have passed the torch of ingenuity and innovation to help build the world’s largest aerospace company and shape the course of human history along the way. It’s our privilege and responsibility in the years ahead to preserve and extend this incredible legacy. And we intend, as we did in 2015, to take Boeing to even greater heights in the second century of aerospace leadership.

In 2015, we continued to deliver on our strategies to convert our backlog into profitable growth and to drive productivity and affordability throughout the company. We reported record revenue, solid core earnings per share and strong cash flow. We continued to make strategic investments in our people, products and services to strengthen and grow our commercial airplanes, and defense, space and security businesses. And throughout the year, we demonstrated our commitment to providing increasing returns and significant cash to our shareholders.

For the full year, we repurchased 47 million shares for $6.75 billion and paid $2.5 billion in dividends. In December, our board of directors approved a new $14 billion share repurchase authorization and a 20% increase in our quarterly dividend. This disciplined and balanced cash deployment strategy reflects continued confidence in our large and diverse backlog, our strong product portfolio and an overall healthy outlook in the global aerospace and defense industry.

Now, turning to our core operating performance for the year. Boeing Commercial Airplanes recorded revenue of $66 billion, thanks in large part to an industry-record 762 deliveries last year, which extended our market share leadership in airplane deliveries to a fourth consecutive year.

Airplane order activity was healthy as we captured 768 net orders. This further supported our robust backlog of nearly 5,800 airplanes, or about seven years of production at current rates.

Other key milestones included the rollout of the first 737 MAX, achieving 90% engineering design release on the 787-10, and firm configuration of the 777X. We also began initial introduction of new automation technology on the 777 production line. This technology will be matured on the current line before being transitioned over to the 777X.

A noteworthy milestone for our industry and others and for large and small U.S. exporters alike, was the five-year extension of the U.S. Export-Import Bank. This reauthorization of the bank restores competitive balance in international trade and enables American exporters to compete on a level playing field in tough global markets. These developments in sum help to further de-risk our business going forward.

We expect the tentative labor agreement reached earlier this month between Boeing and our Puget Sound based engineering union will have the same effect. With a slate of market-leading development programs underway for our customers, this agreement will provide six years of labor stability while recognizing and rewarding our engineering and technical workforce for their important contributions to our ongoing success.

Boeing Defense, Space & Security had a very strong year with solid revenue, healthy margins and progress on critical program milestones. 2015 milestones include the first flight of the KC-46A tanker and its first international sale to Japan, the first EA-18G delivery to the Australian Air Force, the fourth and final AEW&C delivery to Turkey, the selection of the 747-8 to replace the current U.S. Presidential aircraft, and we completed flight software demonstration on the Commercial Crew Program.

2016 is off to a strong start as well with the KC-46 tanker successfully transferring fuel in-flight to an F-16 in just the past few days, a very important accomplishment that is an essential step forward and begins our Milestone C testing that will lead to a low rate initial production decision this spring.

Despite the challenging defense environment of the last several years, our team continues to adapt to the shifting dynamics while maintaining its strong performance and investing to be ready for an eventual upturn in the market. In summary, our Boeing team produced another strong year of operating performance and cash generation and we made further strides in de-risking our business, all of which positions us well and increases our momentum for 2016 and beyond.

With that, let’s turn to the business environment on slide three. We continue to see a generally healthy commercial airplane marketplace driven by improving airline profitability, solid passenger traffic growth, and meaningful replacement. Traffic data for 2015 illustrates the strength of the passenger market, with global passenger traffic increasing 7% for the year, which was above the 10-year average.

In contrast, as we highlighted in our rate reduction announcement last week on the 747-8, the global cargo market recovery stalled during 2015 with the air freight traffic growing a modest 2% during the year. We remain confident in the long-term recovery in the cargo market and the upcoming replacement cycle where we see approximately 240 large freighters that will be over 20 years old by 2019.

While overall airplane demand remains healthy, as always, we will continue to keep a watchful eye on evolving market conditions to ensure that supply and demand are balanced. According to IATA, the airline industry is expected to have another record year in 2016 as earnings are projected to rise 10% to $36 billion fueled by lower oil prices, strong passenger demand and airline efficiencies. Additionally, passenger traffic in 2016 is forecast to grow 7%, and cargo is forecast to increase 3%. In addition, global GDP is forecast to increase 2.7% in 2016, a healthy level for our industry.

We also continued to see strong growth in Chinese airline traffic. In 2015, passenger traffic in China increased 15% compared to GDP growth of 7%, a steady trend we have seen for the past five years. Based on today’s Chinese passenger travel, we see the market as currently underserved by approximately 1,000 aircraft. With the middle class population forecast to grow 10% annually through 2025, the market opportunity is significant. Over the next 20 years, we see the Chinese market needing over 6,300 new aircraft.

Specifically related to oil, notwithstanding a fuel price environment today that is well below the 15-year average, the value proposition for our airplanes remains a compelling one, and we have seen airlines in the past efficiently adjust to similar market conditions. In a period such as today with higher passenger demand and lower oil prices, airlines deploy new aircraft more for growth rather than replace older assets.

Furthermore, based on discussions with our customers, lower oil prices have not substantially changed their views on future fleet planning or their commitment to existing delivery schedules. This ongoing demand coupled with our sizable backlog of nearly 5,800 aircraft, which is balanced geographically and across customer operating models, reinforces our planned production rate increases and we believe positions us for significant revenue, earnings and cash growth in the years ahead.

The rapid return on investment from new, more efficient airplanes remains a compelling factor in purchase decisions in a fuel environment that is well below the 15-year average, as evidenced by the purchase decisions announced just last week by Southwest and United Airlines. As a reminder, in addition to far better fuel efficiency and lower maintenance costs, our new technologically advanced aircraft also often deliver higher passenger and cargo revenue, increased residual values, a better overall passenger experience, and greater range that grows market opportunities by allowing for new city pairs and more optimal routes. All of these elements provide significant value to our customers over the life of the aircraft.

We’re also seeing further strength in the aircraft financing market as financiers continue to see commercial aircraft as a good investment. As I alluded to earlier, airplane order activity and customer discussions are continuing at a moderated but healthy pace. For 2016, we anticipate a year of healthy order activity and are targeting a book-to-bill of approximately one. Supporting our view is the fact that deferral requests and cancellations also remain well below the historical average. Overall, our commercial airplane outlook remains positive as we expect a combination of growth and replacement to drive the need for 38,000 aircraft over the next 20 years.

Turning to individual BCA programs, given the 737’s robust backlog of nearly 4,400 firm orders and continued healthy global demand, we have decided to move ahead with an additional production rate increase in 2019 to 57 aircraft per month. As we announced previously, we plan to raise production from 42 a month now to 47 in 2017, followed by 52 a month in 2018. We have long maintained a disciplined and conservative approach in assessing future production rate increases, and our confidence in the ongoing market demand for the fuel and operating efficiency advantages of the 737 is very high.

Demand also remains strong for the 777X with a backlog of 306 aircraft from six customers. On the 777, we captured 101 orders over the last two years. And earlier this month, we booked orders for another six from Air China, putting us off to a good start in 2016. Our 777 backlog stands at 224 aircraft.

Regarding the transition to the 777X, we indicated last year that we did not anticipate the production rate on the program going below seven per month. In solidifying our production plan over the past few months, we can confirm that view with a timeline for shifting to a 777 production rate of seven per month starting in 2017 to ensure a smooth transition to the 777X. In terms of production slots, we are sold out on the 777 in 2016. At the seven per month rate in 2017, we are approximately 80% sold out and feel good about customer demand to fill the remaining slots given the airplane’s unique and recognized value proposition. Furthermore for 2018, we currently are in a healthy position in the balance of firm and sold slots.

On the 787 program, we captured 71 net orders for the year, which further shows the healthy market demand for this compelling wide body airplane. The 787’s backlog of nearly 800 orders fully supports our planned production rate increases to 12 per month in 2016 and 14 per month later this decade. We have now delivered 366 787s to date, including more than 70 787-9s.

The top and bottom line outlook for our commercial airplane business remains strong as we continue to execute on our robust backlog with planned rate increases on the 737, 787 and 767, smoothly transition 737 production to the MAX, and deliver on our development programs, such as the 777X and the 787-10.

Now turning to Defense, Space & Security, we continue to see solid support for our major programs. The enacted fiscal year 2016 budget contains increases over 2015 for many of our core programs, including the P-8 Poseidon, the KC-46A tanker, Apache and Chinook helicopters, GMD missile defense, commercial crew and space launch system. The budget also added 12 F-18 variant aircraft. The bipartisan budget agreement provided the framework for these results and will also bring greater stability to the fiscal year 2017 Congressional budget process.

International demand for our offerings remains healthy; in particular, related to rotorcraft, commercial derivatives, fighters, satellites and services. During the fourth quarter, international customers for Defense, Space & Security represented 33% of our revenue and 40% of our current backlog.

The strength of our Defense & Space business stems from our solid portfolio of products and services, our investments in innovation, along with our continued focus on affordability and productivity through our ongoing market-based affordability and partnering-for-success efforts. We continue to invest in organic growth areas that are priorities for our customers such as commercial derivatives, space, unmanned systems, intelligence, surveillance and reconnaissance. Furthermore, we remain focused on investing in BDS future franchise programs which represent critical capabilities for our customers and substantial business opportunities.

While we await the outcome of the long range strike evaluation, we continue to leverage capabilities and technologies across the enterprise for the T-X trainer, J Star’s recapitalization, UCLASS, and other important opportunities where we are driving new levels of capability and affordability for our customers.

In summary, our strategies are aligned to the realities and the opportunities of our markets. And our teams are focused on delivering solid operating performance.

Now, over to Greg for our financial results and our 2016 guidance.

Gregory D. Smith, Chief Financial Officer & Executive Vice President

Thanks, Dennis, and good afternoon, everyone. Let’s turn to slide four and we’ll discuss our full year results.

Revenue for the year was a record $96 billion, reflecting a 6% increase from last year, driven by higher deliveries in our Commercial Airplane business.

Core earnings per share totaled $7.72 for the full year, reflecting the strong operating performance across the company that was offset by the $1.61 for the second quarter KC-46 tanker charge, and the fourth quarter 747 program charge. Operating cash flow for the year was also strong at $9.4 billion. The robust cash generation was driven by higher deliveries and solid core operating performance.

Moving now to our quarterly results on slide five. Fourth quarter revenue was $23.6 billion, driven largely by solid commercial deliveries and healthy defense revenues. Core operating margins were 5.3%, reflecting solid productivity gains in both businesses, which were offset by the previously-announced $885 million pre-tax charge on the 747 program. The charge reflects the slow recovery in the cargo market that required us to account for the market impact and lower production rates going forward. Fourth quarter core earnings per share was $1.60 on solid core operating performance, but again, offset by the 747 charge.

Let’s now discuss Commercial Airplanes on slide six. For the fourth quarter, our Commercial Airplane revenue decreased slightly to $16.1 billion, due to timing of airplane deliveries. Commercial Airplane operating margins were largely impacted by the 747 charge, higher planned research and development spending, and the timing of airplane deliveries, all of which was partially offset by continued solid core operating performance and timing of period costs in the quarter.

For the full year, Commercial Airplanes revenue was a record $66 billion, an increase of 10%, as we successfully executed on our backlog. Commercial Airplanes captured $21 billion of net orders during the quarter to a backlog now of stands – of $432 billion and nearly 5,800 aircraft.

For the full year, we captured $57 billion on 768 net orders. Specifically on 787, the team delivered a record 135 787s and ramped up production on 787-9. We’ve now delivered 74 787-9 aircraft, and as planned, 787-9 deliveries will notably exceed 787-8 deliveries in 2016.

We also continue to see progress in key operational performance indicators as we implement additional production efficiencies. On the 787-8, we’ve seen a decline in unit costs of approximately 40% over the last 240 deliveries. And furthermore, 787-9 unit costs declined approximately 30% since the first delivery.

Consistent with our expectations, the 787 program also became cash positive in the fourth quarter. 787 deferred production increased $201 million to $28.5 billion in the fourth quarter, reflecting ongoing unit cost reductions. We expect about the same level of deferred growth in the first quarter. For the full year, the deferred balance – the deferred production balance is forecasted to be flat year-over-year.

Based on this progress, our production schedule and planned productivity investments, we continue to anticipate deferred production to decline shortly after we achieve the 12-per-month production rate in 2016; no change to this fundamental milestone. We remain on track to achieve the 12-per-month 787 delivery rate in mid-2016, with suppliers already operating at that production level. We still have work ahead of us on the 787 as we remain focused on solid day-to-day execution and risk reduction while improving long-term productivity and cash flow going forward, and the team remains focused on these priorities.

Turning now to Defense, Space & Security results on slide seven, fourth quarter revenue in our Defense business increased 3% to $7.8 billion and operating margins increased to a record 12.4% due to strong performance across the portfolio. Revenue at Boeing Military Aircraft increased 7% to $3.2 billion in the fourth quarter resulting from higher volume and delivery mix. BMA operating margins were 13.7% in the quarter driven by solid operating performance and the benefit of higher volumes and mix.

Network & Space Systems revenues declined to $2 billion in the fourth quarter on lower satellite volume, and NS&S generated operating margins of 8.3%. Global Services & Support reported a 9% increase in the fourth quarter revenue to $2.6 billion on an AEW&C delivery and higher aircraft modernization and sustainment volume. GS&S generated strong operating margin of 13.8% driven by favorable contract mix and performance. Defense, Space & Security reported $7 billion of new business in the quarter and the backlog stands at $58 billion, of which 40% represents customers from outside the United States.

Turning now to slide eight, operating cash flow for the fourth quarter was $3.1 billion. The strength of our cash flow was driven by solid operating performance across both businesses. Again, operating cash flow for the year was also very strong at $9.4 billion. The robust cash generation was driven by higher deliveries, solid core operating performance, and our continued efforts to drive disciplined cash management.

With regard to capital deployment, we paid $608 million in dividends to shareholders and repurchased 5 million shares for $750 million in the fourth quarter, bringing our 2015 repurchase activity to 47 million shares for $6.75 billion.

As Dennis mentioned earlier, we announced in December that our board of directors increased our share repurchase authorization to $14 billion and an increase to our dividend of another 20%. That’s up 125% in three years, and over the same period, we have lowered our share count by approximately 10% through the repurchase of nearly 120 million shares. We expect to complete the $14 billion repurchase authorization over approximately the next two to three years.

Our capital deployment strategy demonstrates the strength of our backlog and the confidence in our business going forward. Returning cash to shareholders along with continued investment to support future growth remains top priority for us.

Moving now to cash and debt balances on slide nine, we ended the quarter with $12.1 billion of cash and marketable securities. Our cash position continues to provide strong liquidity and positions us well going forward. This financial strength allows us to continue to invest in key areas of our business, return cash to shareholders, and again, execute on our cash deployment strategies going forward.

Turning now to slide 10, and we’ll discuss our outlook for 2016. Our outlook for 2016 reflects solid core operating performance while reflecting the near-term investments needed to support our efforts to drive long-term growth and productivity.

Revenue for 2016 is forecast to be between $93 billion and $95 billion reflecting the planned transition to the 737 MAX, lower F/A-18 and C-17 volume, and reduced 747 production and timing of deliveries. We continue to see revenue growth over the remainder of the decade with seven more commercial production rate increases planned as we deliver on our robust backlog. Core earnings per share guidance for 2016 is set to be between $8.15 and $8.35 per share. Our 2016 Commercial Airplane revenue guidance is set to be between $64 billion and $65 billion.

The 2016 commercial delivery guidance is between 740 and 745 airplanes. This reflects the decrease in 747 deliveries, driven by the market and resulting production rate decision we talked about earlier. It also reflects the 737 transition to the MAX as we continue to build test airplanes and produce units for 2017 delivery upon certification. And we also see lower 767 deliveries as we ramp up on the tanker program, again in preparation for 2017 certification and delivery. We expect Commercial Airplane deliveries to increase in 2017 as we deliver on our planned production rate increases.

Specifically related to 787 deliveries, as I mentioned earlier, we’re currently on plan to increase the production rate to 12 per month by mid-2016. However, 787 deliveries for 2016 will be in line with 2015 levels due to the timing of customer deliveries.

Commercial Airplane operating margin guidance is approximately 9% on improved operating performance, offset by the diluted impact of higher planned research and development spending, lower volume on 737 MAX transition, and higher 787 revenue, combined with further investments that support future business growth.

Defense, Space & Security revenue guidance for 2016 is between $28.5 billion and $29.5 billion, reflecting the continued challenging defense DOD environment. And going forward, we expect tanker revenue to increase as we enter into full rate production. We also see long-term growth driven by P-8, services, international rotorcraft and space, along with the potential future franchise programs that Dennis mentioned earlier.

Operating margin guidance for our Defense business is set to be greater than 10%, reflecting continued productivity efforts, offset by the impact of lower volume and delivery mix.

Supporting our strategic portfolio announcements, we expect research and development spending for 2016 to be approximately $3.6 billion with about 75% related to BCA, primarily driven by the planned increases in 777X development, while BDS will continue to invest in key strategic opportunities.

We expect operating cash flow for 2016 to be approximately $10 billion, reflecting healthy deliveries, strong operating performance and continued 787 productivity. This is somewhat offset by higher cash tax payments and timing of international C-17 receipts that affected 2015 cash flow.

Capital spending guidance for 2016 is set to be approximately $2.8 billion, driven by the new 777X facilities and equipment, expansion of our Boeing South Carolina to support 787 rate increases, and continued investments to support future growth and productivity. Consistent with our prior years and given the seasonality of our business as we look into the next quarter, we expect first quarter revenue to be the lowest of the year. Core EPS is estimated to be approximately 20% of our full-year earnings and Q1 cash flow is forecasted to be at near breakeven, again driven by timing of receipts and expenditures.

The drivers behind our long-term year-over-year cash growth story are unchanged. We continue to expect strong core operating performance, improved 787 productivity, working capital efficiencies and increasing production over the remainder of the decade. While we remain watchful of the current market conditions, healthy passenger traffic, continued aircraft replacement demand and the compelling value proposition our aircraft provide confidence in our backlog. This is combined with the continued progress in de-risking our business and accelerating productivity efforts. We will continue the long-term cash flow growth and increase value to all of our stakeholders.

Now I’ll turn it back over to Dennis for some final thoughts.

Dennis A. Muilenburg, President, Chief Executive Officer & Director

Thank you, Greg. Let me close by saying I remain humbled and privileged to be leading this team and company as we celebrate our centennial year and begin our second century. Thanks to the tremendous efforts of our team, 2015 was another year of solid core operating performance where we delivered on our critical strategic initiatives and further de-risked our business.

We also continued to convert our robust backlog into cash, and we met our promises by returning more than $9 billion to our shareholders through buybacks and dividends. Furthermore, we invested in our people and innovation to maintain and grow our competitive advantage, while also continuing to build out capacity to support future production rate increases.

Collectively, our actions strengthen our position as the world’s leading aerospace company and provide tremendous momentum for 2016 and beyond. Our priorities going forward can be framed by two overarching objectives. First, to continue building strength on strength to deliver on our existing plans and commitments and improve them where needed; and second, to stretch ourselves beyond those plans and accelerate our pace of progress on key enterprise growth and productivity efforts to achieve our full potential.

Achieving both objectives will require a clear and consistent focus on the profitable ramp-up in commercial airplane production, delivering on our development programs, continuing to strengthen our defense and space business, driving to world-class levels of productivity and performance through the enterprise to fund our investments in innovation and growth and to maintain the best team and talent in the industry; all of which is aimed to position Boeing for continued market leadership, sustained top and bottom line growth, and to create ever-increasing value for our customers, shareholders and other stakeholders.

Now, we’d be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And first on the line is Howard Rubel with Jefferies. Please go ahead.

<Q – Howard Rubel – Jefferies LLC>: Thank you very much. I don’t know whether we should talk a little bit about gallows humor for a moment, but I won’t go there, gentlemen. But I was hoping maybe we’d get a different outcome on the second time we heard the call. But maybe we could talk about cash flow. And I want to put it in context for half a second. You’ve stuck to the plan on deferred on the 787. And that should be a fairly impressive improvement year-over-year, call it $2 billion in rough numbers. Yet, and then you also raised the dividend fairly significantly in the fourth quarter. And you have a plan, typically, I think it is to buy back about or distribute to shareholders about 80% of your cash flow. So there seems to be a little bit of a disconnect there. And I hate to ask you to be a little bit granular on this, Greg, but could you walk through some of the moving pieces, please?

<A – Greg Smith – The Boeing Co.>: On operating cash, Howard?

<Q – Howard Rubel – Jefferies LLC>: Yes, please.

<A – Greg Smith – The Boeing Co.>: Yeah, I mean, as you look at kind of walking from 2015 to 2016, obviously, improved performance as you indicated; improved performance specifically on 787 cash. Some of the things that I’ll say, kind of a headwind going into 2016 offsetting some of that, is certainly higher cash tax payments as we improve our unit cost and performance on the 787. So we’ll have some of that headwind in this year. And remember last year, we had a lot of C-17 receipts as we sold the bulk of the final aircraft. And obviously, we’ve got one left that we won’t get those, obviously, receipts this year. And then, just continuing to build inventory, obviously, on the tanker as we get ready to deliver that in 2017; and as Dennis indicated, we’ve had a very successful milestone there recently. So that’s going well. And then, of course, you’ve got the MAX transition going on.

So, those are some of the big moving pieces. And at the same time, the long term kind of view on cash flow remains unchanged, Howard. We expect that to continue to grow. That’s driven by, again, the improved productivity but also the production rates that we’ve committed to. As Dennis indicated, we’re going up on 737 beyond what we described earlier, up to 57 a month in 2019. But we also have a number of other rate increases in there on the 737 building to that, as well as 787, as I said, tracking well to 12 a month, with a plan to go to 14. So, as we look at it over the long term, we don’t see a different view.

As far as committing to return cash to shareholders, as you indicated, we have $14 billion of authorization, and we plan to use it as we have the prior authorization. And we’re committed to returning cash to shareholders in the fashion that you’ve seen over the last couple of years going forward.

<Q – Howard Rubel – Jefferies LLC>: Okay. Thank you.

<A – Greg Smith – The Boeing Co.>: You’re welcome.

Operator: And next, go to Myles Walton with Deutsche Bank. Please go ahead.

<Q – Myles Walton – Deutsche Bank Securities, Inc.>: Thanks. Good afternoon. I was hoping you could talk a little bit about the production rate moves you’ve done, and in particular, the effects that they’ve had or will have on the booking rates in terms of margins.

<A>: Yeah.

<Q – Myles Walton – Deutsche Bank Securities, Inc.>: With particular on the 777 given your current program effectively extends only for the current generation. So if you can walk through the 747 cut, the 777 cut, what it means to the margins, and then maybe the 737, and wrap it all into if there were any moves on the 787. Thanks.

<A – Greg Smith – The Boeing Co.>: Yeah, the production rates that we talked about, the 47 coming down and the 777 going to seven a month in 2017, that’s all in this quarter’s booking rate.

<Q – Myles Walton – Deutsche Bank Securities, Inc.>: Okay.

<A – Greg Smith – The Boeing Co.>: So that’s all been accounted for in there. Combined with the investment for the 737, some of that to go up to 57 out in the 2019 timeframe. So that’s all been taken into account in this quarter’s booking rates.

<Q – Myles Walton – Deutsche Bank Securities, Inc.>: And the only clarification on that seven a month on the 777, that’s going to be equal to deliveries – that production is equal to deliveries – there’s no kind of 777Xs or anything like that...?

<A – Greg Smith – The Boeing Co.>: In 2017, it’s seven a month. As you get into 2018, obviously we’ll start to build some test aircraft and get ready for the flight test program. And then, very similar to what you’ve seen on the 787-8 transitioning to the 9 – we’ll see some longer flow times and learning associated with those early units. And those will obviously have some impact in the 2018 timeframe. But again, taking all that into consideration as you look kind of at the top line and then look at the cash flow going forward, we expect to continue to grow. That’s what’s assumed.

<Q – Myles Walton – Deutsche Bank Securities, Inc.>: Okay. Thanks again.

<A – Greg Smith – The Boeing Co.>: Okay.

Operator: Our next question is from Cai von Rumohr with Cowen & Company. Please go ahead.

<Q – Cai von Rumohr – Cowen & Co. LLC>: Yes. Thank you so much. So, you’ve said that the 787 deferred would be about $200 million in the first quarter and then down as you go through the year. And yet it looks like the last two quarters were little bit better than expected.

<A – Greg Smith – The Boeing Co.>: Yeah.

<Q – Cai von Rumohr – Cowen & Co. LLC>: What are the chances that it could be better than that and what sort of a profile of decline should we look for as we look ahead? And similarly on R&D, it, on the other hand, looks a little higher than maybe some of us thought this year. What sort of profile should we look for R&D as we think out to 2017 and 2018?

<A – Greg Smith – The Boeing Co.>: Yeah, Cai, on R&D as you saw, we came in a little light on 2015 to what we had guided. Some of that was just timing, moving into 2016. And obviously, the bulk of that is 777X which is actually performing very well to schedule and to cost as we get ready for that entry into service further out in 2020 timeframe. So, that spending is going to start to ramp up here. But I think for the next couple years, Cai, you’re going to see kind of flattish R&D. And again, that’s just some movement between 777X and then 10X winding down. So that’s how we see it going forward.

On deferred, you’re right. We have had some good performance there in the last couple of quarters, and we’ve assumed some of that going into the balance of this year. So, we see similar growth, as I indicated in the first quarter. And then that will start to moderate. And again, we see that declining shortly after we hit that 12 a month further out into this year. So obviously, it continues to be a big focus area, but the team has done a very good job. And we’re assuming additional productivity again through the balance of – from 2015 into the balance of 2016.

<A – Dennis Muilenburg – The Boeing Co.>: Cai, I think it’s reiterating the fact that that profile that Greg just described is completely consistent with what we’ve shared with you previously. And part of our theme here is meeting the commitments and promises that we talked about. So, 787 getting to be 4Q cash positive, outperforming on deferred production inventory, meeting the profile that we talked about, delivering $9.4 billion of cash in the year. As you see, our guide to $10 billion of cash in this year conveys to you our strong cash growth story, and we remain confident in that.

<Q – Cai von Rumohr – Cowen & Co. LLC>: Thank you.

Operator: Our next question is from Ken Herbert with Cannacord. Please go ahead.

<Q – Ken Herbert – Canaccord Genuity, Inc.>: Hi. Good afternoon.

<A – Greg Smith – The Boeing Co.>: Good afternoon.

<A – Dennis Muilenburg – The Boeing Co.>: Good afternoon.

<Q – Ken Herbert – Canaccord Genuity, Inc.>: I just wanted to dig a little deeper into the 737 and the rate increase announcement up to 57. Can you provide some more color on the assumptions under that in terms of retirements or any change in your expectations for mix replacement versus capacity sort of underneath the assumptions in the rate increase?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, we continue to see a fundamental strength in the marketplace. So, as you just pointed out, stepping up to 57 a month in 2019 just continues the trend of confidence that we see in the narrow-body marketplace. In particular, we continue to see strong long-term passenger growth at 6% to 7% a year; that is global in nature. We’re seeing that in all of our different market sectors and across all of our different 737 model lines. All of that is telling us that continuing to ramp up production to keep supply and demand in balance is the right thing to do.

And as you know, we’re very diligent about these rate ramp-ups. We make these decisions with a long-term perspective, and this conveys our confidence in the long-term market and what we’re seeing in narrow-body growth. So, our plans right now as we transition to the MAX during this coming year, we step up to our 47 a month as planned in 2017, 52 a month in 2018, and now stepping to 57 a month in 2019 – all of that being buttressed with our long-term view of the – of passenger growth.

<Q – Ken Herbert – Canaccord Genuity, Inc.>: Do you assume, Dennis – I appreciate it – do you assume the retirements maybe pick up again after being down so much here in 2015 and 2014 relative to what we saw in sort of 2010, 2011, 2012 and 2013?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, we continue to see about 40% of overall aircraft are in the replacement category, so it’s a combination of growth and replacement. About 60% growth, about 40% replacement on balance. It varies a bit year-to-year, region-by-region, but that gives you a sense for it. And the value proposition of our airplanes is compelling whether you’re looking at replacement of old assets or the need to satisfy passenger growth. You see that reflected in some of the just very recent customer decisions. The Southwest Airlines announcement that was made just a week ago refers to both passenger growth as well as the compelling value proposition of fleet modernization. And both of those continue to play over the long run.

<Q – Ken Herbert – Canaccord Genuity, Inc.>: Great. Thank you very much.

Operator: And next we’ll go to Jason Gursky with Citi. Please go ahead.

<Q – Jason Gursky – Citigroup Global Markets, Inc. (Broker)>: Hey. Good afternoon, everyone.

<A – Greg Smith – The Boeing Co.>: Good afternoon.

<Q – Jason Gursky – Citigroup Global Markets, Inc. (Broker)>: Hey, Greg or Dennis, I was just hoping you could walk us through the disconnect this year between your announced build rates and the delivery schedule or the delivery guidance that you’ve offered up to us. I know we’ve got some inventory that’s getting built on the 767. It looks like a little bit for the 737 MAX. Just wondering if that disconnect reverses next year and we actually see deliveries outstrip the build rates or the announced build rates in 2017 because you’re undershooting it this year?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, let me add just a little color to that, Jason, and then I’ll ask Greg to add on as well. If you take a look at this year, again, compared to 2015, as you well noted, our delivery guidance is down about 20 aircraft. The majority of that is in the 737, principally because of the MAX transition, as we’ve always planned. So we’ll be building another two test aircraft this year, and then we’re also building ahead on MAXes that will be ultimately delivered in 2017. But there’s about a dozen aircraft in there that are 737 and related to the MAX transition as planned. That’s why you see deliveries down a bit this year.

There’s also a bit of a pullback because of our announced reduction in 747 rate. So those are the principal drivers in terms of numbers of aircraft. Now to your point, it’s really important that we look at this from a long-term view. So while we’ll go through a transition in 2016, if you look at the seven rate ramp-ups ahead of us and look out over the next several years, you’ll see that revenue will grow, you’ll see that deliveries will grow as we execute on the backlog. And so, just stepping back from a year of transition and looking out to 2017, 2018, you’ll see revenue growth, you’ll see earnings growth, you’ll see cash growth. We remain very confident in that story, and that’s backed up by the committed rate ramp-ups that we have in the plan and we’re continuing to consistently execute.

So it’s very important to note that, yeah, this year, you’ll see a bit of a transition because of the MAX – a temporary reduction in revenue top line, if you will, as a result – but we can tell you very clearly that our long-term view here is increasing top and bottom line performance and cash growth year-over-year.

Greg, anything you want to add to that?

<A – Greg Smith – The Boeing Co.>: The only thing I would add, Jason, is that when you look into next year, deliveries will outpace just slightly production rates because of everything Dennis just articulated. So, this really is a point of transition, and particularly on the 737, and then obviously we talked about the 747 market. But I think when you’re thinking about the MAX coming into production system, if you think about how smoothly the 787-9 has come into – or the 787-8 line – that methodology and the process that were applied there are the exact same ones being applied here to ensure that we have smooth transition, and we meet those rate increases and the commitments we made to our customers.

So, some near term transition, but absolutely the right thing to do for the long term. And as Dennis indicated, 57 a month is very healthy for us as we look at that order book and percentage sold out. So we feel very comfortable about going up in that rate over the long term, but we want to do it as we have, very smoothly and very productively through each one of those increases.

<A – Dennis Muilenburg – The Boeing Co.>: And further to Greg’s point, that approach we’ve used on the 787-8 to 787-9 transition on the 787, using that same approach now on the MAX, we’ll apply that same approach as we get to 777, 777X transition. And the comments I made just a few minutes ago on our growth prospects and expectations going forward include that 777 transition and the seven per month rate during that transition that I referenced earlier. So, we take a composite view of all of the lines, transitioning in the new models and the strength of the rate ups that are in the plan. The composite of all of that leads us to top and bottom line growth and growing cash.

<Q – Jason Gursky – Citigroup Global Markets, Inc. (Broker)>: The 767 line, will it see fewer deliveries this year than the build rate, and then more next year?

<A – Greg Smith – The Boeing Co.>: Yeah, it will. It will. I think we had about 16 last year, and we’ll probably have about 10 this year. It was a couple of commercial – just timing on a couple deliveries. And then we have tankers that obviously we’re ramping up here, and we’ll complete them and they will deliver in 2017. So we got that transition going on from 2015.

<Q – Jason Gursky – Citigroup Global Markets, Inc. (Broker)>: Okay. Great. Thank you, guys.

<A – Greg Smith – The Boeing Co.>: You’re welcome.

Operator: And next we’ll go to Seth Seifman with JPMorgan. Please go ahead.

<Q – Seth Seifman – JPMorgan Securities LLC>: Thanks very much, and good afternoon. I wonder if we could talk a little bit more about the margins at BCA. And you guys have talked kind of longer term about it at an aspirational level of those being much higher than kind of the 10% we were running. But this year in the guidance is to go down to 9%. So as we think about the moving pieces here going forward, how do margins expand off this 9% level at BCA? And, I know you mentioned that the 777 cut was incorporated into the program margin this quarter, but do you anticipate any pressure on overall BCA profitability as that rate cut takes effect and we move into 2017?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, to the first part of your question, our goal and aspiration for where we’re headed on margins is not changed. As we’ve mentioned before, we are driving fundamental productivity with a target of increasing our operating margins to get into that mid-teen range. And that remains our aspirational target. I think it’s a challenging but reasonable expectation and we have a number of affordability and productivity initiatives underway to achieve that. And those are market-based; they include our partnering for success effort with our supply chain as well as our Lean and capturing the value of quality efforts within our factory spaces and our office spaces. So that long-term target remains consistent, and we’ll continue to drive in that direction.

There are a few puts and takes for this year as you noted. As Greg mentioned earlier, we do have slightly higher R&D this year driven primarily by 777X. We do have lower volume on the 737 line because of the MAX transition as we mentioned earlier. And there is some dilution of margins due to higher 787 revenue. So, all of those are factored into the guidance that we’ve given you for the current year. But again, our longer-term expectation is to drive productivity and head towards that mid-teen range in terms of margins. Greg, anything you want to add on?

<A – Greg Smith – The Boeing Co.>: No, I think you covered it, unless you have anything else, Seth.

<Q – Seth Seifman – JPMorgan Securities LLC>: And so you would say that a double digit – when the 737 begins delivering in line with the production rate in 2017 – a 777 rate of seven a month is consistent with a double digit margin at BCA?

<A – Greg Smith – The Boeing Co.>: That’s what we’re focused on, Seth.

<Q – Seth Seifman – JPMorgan Securities LLC>: Okay.

<A – Dennis Muilenburg – The Boeing Co.>: And a big factor as well, as we continue to ramp up 787 and drive productivity and 787 increasing margins on that program, represents a significant opportunity for us.

<A – Greg Smith – The Boeing Co.>: Yep. Yep.

<Q – Seth Seifman – JPMorgan Securities LLC>: Okay. Thank you very much.

<A – Greg Smith – The Boeing Co.>: You’re welcome.

Operator: Next, we’ll go to David Strauss with UBS. Please go ahead.

<Q – David Strauss – UBS Securities LLC>: Thanks. Just following up, so you talked about an inventory build on the 737 and the 767 in 2016. Can you maybe, Greg, could you maybe quantify what’s baked into your free cash flow forecast? So if we look at BCA inventory less 787, what you’re assuming in terms of an inventory build. And then, won’t 737 MAX inventory also build in 2017 as you start to deliver the airplanes? I know you’re going to be going up in rate behind that. Thanks.

<A – Greg Smith – The Boeing Co.>: Well, yeah, certainly on these aircraft that we’re building this year and won’t deliver until next, that is going to go into inventory. But that’s taken into account with the approximate $10 billion of cash flow in 2016. So we’ve taken that into account. And as we look forward kind of in the year-over-year growth in cash flow, all those kind of moving pieces on these rate transitions have also been taken into account.

Operator: Our next question is from Doug Harned with Bernstein. Please go ahead.

<Q – Doug Harned – Sanford C. Bernstein & Co. LLC>: Thank you.

<A – Dennis Muilenburg – The Boeing Co.>: Hey, Doug.

<Q – Doug Harned – Sanford C. Bernstein & Co. LLC>: When I look at deliveries, commercial aircraft deliveries in 2016, guidance versus 2015, and you look at revenues, they’re both coming down about 2% or so. So I wanted to understand if you were to think about the fact that you’re going to actually have more attractive variance from a pricing standpoint with 787-9s, some larger 737 variance, and then you think if you’ve got a little bit from escalation that you might actually see revenue do a little better than that. When you think about it and you look at escalation, pricing, mix, how do you see each of those moving into 2016 and then perhaps into 2017?

<A – Greg Smith – The Boeing Co.>: Yeah, oh I mean, certainly 787 with the more favorable mix on the 9s, you’re right. We’re going to have more revenue on a per unit basis there. But at the same time, as we said, you’ve got the 737 transition, the 767. And then on 747, we’re projecting to have lower deliveries in there – A, the production rate – but we’ve also got some customer requests to move some of those airplanes. So, but we’re taking that into account as well, Doug. So it is – there’s a lot of moving pieces in there, obviously.

As far as escalation goes, certainly that’s a watch item for us as we see lower oil prices and how that will affect the booking rates going forward. Obviously, we’ve trued everything up for Q4 results, but it’s something we’re watching. There is, obviously, that escalation that’s already assumed in the pricing has been taken into account in our guidance. So again, a number of moving pieces in there, but it’s really a lot of those transitional points on some of those programs that’s offsetting some of the additional 787 revenue expected.

<Q – Doug Harned – Sanford C. Bernstein & Co. LLC>: Given that you’re also, your pricing is pretty much set for most everything in 2016 and 2017. And if you put escalation aside for a moment, are you looking at any pressure on pricing in those next two years?

<A – Greg Smith – The Boeing Co.>: No, nothing material.

<Q – Doug Harned – Sanford C. Bernstein & Co. LLC>: Okay. Okay, great. Thank you.

<A – Greg Smith – The Boeing Co.>: You’re welcome.

Operator: Our next question’s from Pete Skibitski with Drexel Hamilton. Please go ahead.

<Q – Pete Skibitski – Drexel Hamilton LLC>: Hey, guys. Just looking ahead to 2017, are we – should we assume that 737 deliveries are up only modestly, given you’ll have even more MAXes in the production system? I’m just looking maybe for some comfort that this transition into 2017 and 2018 is going to be kind of smoother and less of a headwind than it looks like it will be in 2016.

<A – Pete Skibitski – Drexel Hamilton LLC>: Yeah, I think that’s right. I mean, listen, this is, there’s nothing more to read into this other than smooth transition into the MAX at the 42 a month rate and building those test aircraft. So, that introduction as we going into this year and then as we go further – as we increase rate and bring in more MAX airplanes – again, I don’t see that as a significant issue at this point. I think the plans are very solid, but it is some near-term transition that we’ll work our way through. But again, as Dennis indicated, it’s the same approach that we took on the 787 and the same approach we’ll take on the 777 to the 777X. So...

<A – Dennis Muilenburg – The Boeing Co.>: And on the 737 line, you’ll see us getting to the backside of the MAX transition as we get into 2017.

<A – Greg Smith – The Boeing Co.>: Yeah.

<A – Dennis Muilenburg – The Boeing Co.>: And you’ll see us ramping up to the 47 a month planned production rate increase. So, both of those factors will play in an advantageous way to the 737 deliveries in 2017.

<Q – Pete Skibitski – Drexel Hamilton LLC>: Okay. It’s just hard to understand the comparison with the 787, given that you’ve doubled deliveries there over a couple years as a new model came in. And now you’re talking about 737 being down in 2016.

<A – Greg Smith – The Boeing Co.>: Well, again, you’ve got a couple of test aircraft, right, for the flight test program that you’re not going to deliver this year. So you’re going to produce them; you’re not going to deliver them. And then we have additional MAX airplanes that we’re actually building this year that will be delivered next year. So that’s the difference.

<A – Dennis Muilenburg – The Boeing Co.>: Yep.

<Q – Pete Skibitski – Drexel Hamilton LLC>: Okay. All right. Thanks, guys.

<A – Dennis Muilenburg – The Boeing Co.>: And the key here is, again, we’re doing the right thing to make sure this is a profitable, smooth transition. We remain very confident in that. And as I think hopefully you saw in the news recently, we are on track to fly the MAX very soon. So that development has gone well. The airplane is looking solid, and as soon as the weather is right, we will fly the airplane. So, we’re very confident in the MAX and our planned ramp-up.

Operator: Our next question is from Carter Copeland with Barclays. Please go ahead.

<Q – Carter Copeland – Barclays Capital, Inc.>: Hey. Good afternoon, gentlemen.

<A – Dennis Muilenburg – The Boeing Co.>: Hey, Carter.

<Q – Carter Copeland – Barclays Capital, Inc.>: Just a clarification, and then a question, if I can. On the question relating to the program margin changes you said that are already incorporated in your guidance for BCA, presumably the 777 cut had a negative program margin move associated with it and the 737 rate increase had the opposite. Obviously, we had a negative impact with the forward loss on the 747, but are those correct?

<A – Greg Smith – The Boeing Co.>: Well, yes, they’re actually in the Q4 booking rate as well.

<Q – Carter Copeland – Barclays Capital, Inc.>: Of course.

<A – Greg Smith – The Boeing Co.>: Right? So – and then into 2016. But yeah, there was a modest impact on the 777 with the rate cut, and 737 was, at least from a quarter-to-quarter perspective, was about flat. There wasn’t a significant change there. And again, that did incorporate some of the investment to go up to 57.

<Q – Carter Copeland – Barclays Capital, Inc.>: Okay. And just to clarify here, the parallel – the comparison to the 787 that you’re talking about on the MAX – does that refer to building the 787-9 on the surge line alongside the 787-8 and you’re going to build the MAX in a third line at Renton alongside the NG? Is that what you mean by the same plan, the same model?

<A – Greg Smith – The Boeing Co.>: Yeah, I mean, I think that is the same. And at the same time – and as you know – when you get further back in the supply chain is where you see the longer flow in learning because sometimes they’re utilizing the same tooling and same fixtures. But that methodology about ensuring we have enough flow time for the derivative aircraft implementation and taking into account the learning associated with that, that’s all taken into account. Now, the uniqueness to this is that we will be building these airplanes this year and delivering them next year. But again, that’s all taken into consideration as a smooth introduction into the production system.

<Q – Carter Copeland – Barclays Capital, Inc.>: Okay. Thanks, Greg.

<A – Greg Smith – The Boeing Co.>: Okay. You’re welcome.

<A – Troy Lahr – The Boeing Co.>: Operator, we have time for one more analyst question.

Operator: And that will be from the line of Peter Arment with Sterne, Agee. Please go ahead.

<Q – Peter Arment – Sterne Agee CRT>: Hey. Good afternoon, Dennis, Greg.

<A>: Hey. Good afternoon.

<A>: Good afternoon.

<Q – Peter Arment – Sterne Agee CRT>: Hey, Greg or Dennis, on the CapEx investments, whether we’re talking all the automation stuff that you’re doing on the wing build or the fuselage on the 777, how does that profile look over – I assume it’s, again, relatively stable this year, but do we start to see – when do we start to see all this investment trend down? Obviously, now you’re talking about a higher rate on the 737, and does that require an additional step up? Yeah, just a question on the CapEx profile. Thanks.

<A – Greg Smith – The Boeing Co.>: Sure. Yeah, this year is our peak year, Peter. So it’ll start to taper off going forward. And again, it just, as you described it, some of that’s on the productivity initiatives and then on the rate increases. So, this will be our year which, obviously, as we’ve said is really tied to the growth in the production rate. So we’ll start to taper off going into 2017 and beyond.

<Q – Peter Arment – Sterne Agee CRT>: Okay. That’s helpful. Thanks, guys.

<A – Greg Smith – The Boeing Co.>: Good. Thanks.

Operator: Ladies and gentlemen, that completes the analyst question-and-answer session. For members of the media [Operator Instructions]. I’ll now return you to the Boeing Company for introductory remarks by Mr. Tom Downey, Senior Vice President of Corporate Communications. Mr. Downey, please go ahead.

Thomas J. Downey, Senior Vice President-Communications

Thank you. We will continue with the questions for Dennis and Greg at this time. If you have any questions following this part of the session, please contact our Media Relations team at 312-544-2002.

Operator, we’re ready for the first question. And in the interest of time this afternoon, we ask that you limit everyone to one question only, please.

QUESTION AND ANSWER SECTION

Operator: And we’ll first go to the line of Jon Ostrower with The Wall Street Journal. Please go ahead.

<Q – Jon Ostrower – The Wall Street Journal>: Hey. Good afternoon, guys.

<A>: Hi, Jon.

<Q – Jon Ostrower – The Wall Street Journal>: Glad we can do this a second time. A pair of questions, actually. One, first for Greg. Greg, I’m curious in terms of the – turning cash positive on 787 overall – I’m curious your level of confidence right now in avoiding a forward loss on the 787 program as a whole, and whether or not you see the ramping up ahead as a critical event on getting out of the woods as you kind of are able to really measure your level of productivity improvement?

And for Dennis, more of a strategic question. Coming out of 2015, you ended – the market share balance with Airbus on single-aisle aircraft for MAX versus NEO – 4,400 to 3,100, roughly. And they – just using your numbers – I think you guys need to beat Airbus by 100 or more orders annually for the next decade and a half, roughly, to get back to 50%. I’m just curious what steps you’re thinking right now are necessary to regain that market share parity. And what are you thinking about from a strategic perspective that’s going to be necessary to do that?

<A – Dennis Muilenburg – The Boeing Co.>: Okay. Greg, do you want to take the first one there?

<A – Greg Smith – The Boeing Co.>: Yeah, Jon, as I indicated earlier, 787 unit performance is improving. And obviously, we expect that to improve as we come down learning curves as we have on other programs historically. At the same time, implement productivity initiatives, whether it’s in our supply chain or in our own factories, and we have plans in place to continue to implement those going forward. And then obviously, we have favorable mix as we look forward as well, where we’ll have more 787-9s and 787-10s in the mix as we look to the years to come versus the past. So, no question, I mean we’ve got work to do here as we have, but I think we’ve got good plans in place and, again, solid projects that we’ve got to go implement and get them matured and get them into the factory.

<A – Dennis Muilenburg – The Boeing Co.>: And, Jon, to your second question regarding market share and our perspectives on narrow-body, we remain very confident in the investments we’ve made in the MAX and its performance in the marketplace. And I recognize the numbers you pointed out there, but I think it’s important to note that since we launched the MAX, it’s actually been about 50/50 in terms of orders. And we also like to make sure we’re looking at deliveries of airplanes. And as noted, again, we were the market leader in total deliveries again this year. So, when we think about market share, it’s important to think about both deliveries and future orders. And as we’ve had the MAX in the marketplace and competing, based on feedback from our customers, we see that the MAX is providing a value proposition beyond our competitor’s aircraft. So we feel confident about the MAX and its future prospects. You see that reflected in our rate ramp-up expectations going from the current 42 to 47, 52, and as we’ve announced today, going to 57 a month.

We also are mindful that we’re going to run a disciplined, profitable business. And so as we think about rate ramp-ups, we don’t simply make decisions based on market share desires. We make decisions for the long-term perspective, what’s going to be valuable to our shareholders. We’re going to provide profitable ramp-up and continue to deliver value for our customers. So, I think the performance in the marketplace is speaking for itself, and we remain confident in our strategy.

Operator: Our next question is from Alwyn Scott with Reuters. Please go ahead.

<Q – Alwyn Scott – Thomson Reuters Corp.>: Hi. Thanks for taking my call. Switching gears just a little bit here, the agreement with the engineers was quite a contrast with the machinists and the prior engineers’ contract. The union said they saw a really different approach across the table. And, Dennis, I wanted to ask you, do you have a different kind of outlook on this? Is this a conscious decision? And if so, what’s your strategy there?

<A – Dennis Muilenburg – The Boeing Co.>: Well, thank you for the question. I think it’s important again to go back to some comments I made on our last call. And that is, for the long term, we place a very high value on our employees and their talent. We think it’s important to have a mutually respectful relationship and one that recognizes the value that our team brings to the table every day, arguably from my viewpoint the best team in the world. At the same time, we all know the competitive realities that we face. So, we have continued to set a tone and a conversation with our work force that as a company, as a team, we need to recognize the market realities. We need to be competitive. And at the same time, we want to recognize this great team and treat them with the respect they deserve.

So that’s been the tone of our discussions. That’s been reinforced by Ray and his team in Puget Sound. And together, I think we’ve engaged in what’s been a very productive conversation. We are very supportive of the tentative agreement that’s on the table. And we’re hopeful that that’ll be ratified by the membership over the next few weeks. And if so, it will provide labor stability and competitiveness for the company for the long-term, which will allow us to continue to invest in the future. And it will recognize the contribution and talent of our employees. And so, we do think it’s a good, balanced solution. So we’re hopeful that it will be ratified. And we want to continue to set that tone of mutual respect and the tone of competitiveness and being the market leader for the long run. And that’s part of the commitment that I’ve made from my end as well.

Operator: Our next question’s from Dominic Gates with The Seattle Times. Please go ahead.

<Q – Dominic Gates – The Seattle Times Co.>: Hi. Good afternoon. Actually, let me ask first for a clarification, because I may have misheard something. In talking about deliveries in 2016, did you say that the 787 would be flat in deliveries compared to last year despite the rate increase that you planned for midyear?

<A – Greg Smith – The Boeing Co.>: Yes. Yeah, just the timing with regards to some of the customer deliveries, but we expect to be about flat, Dominic.

<A – Dennis Muilenburg – The Boeing Co.>: We had a bit of advantageous timing to 2015. In 2016, that’s offset by the ramp up to the 12 a month as planned. And so, those two factors together make it roughly level through the year.

<A – Greg Smith – The Boeing Co.>: Yes. Right.

<Q – Dominic Gates – The Seattle Times Co.>: Okay. And to my question, first of all, my apologies for getting a detail wrong in my story last night and making the false assumption that you’d have a charge related to this 777 rate decrease. But can you help me explain why does a 747 rate decrease of six planes a year result in an $800 million charge and a 777 decrease of 16 planes a year, no charge? Can you just help me explain that?

<A – Greg Smith – The Boeing Co.>: Yeah, I mean, Dominic, the 747 just is not as profitable. I mean, it’s that simple where the 777 is a pretty significant contributor to us and operates at a higher margin and is not at risk to being in a reach forward, where the 747 was not. And so, that’s really the difference between the two programs.

<Q – Dominic Gates – The Seattle Times Co.>: Did you change the accounting block on the 747?

<A – Greg Smith – The Boeing Co.>: No.

<Q – Dominic Gates – The Seattle Times Co.>: Okay. Thank you.

<A – Greg Smith – The Boeing Co.>: You’re welcome.

Operator: And our next question is from Julie Johnsson with Bloomberg. Please go ahead.

<Q – Julie Johnsson – Bloomberg LP>: Hi, Greg. Just a quick question. I wanted to circle back on Q1 free cash flow guidance.

<A – Greg Smith – The Boeing Co.>: Yeah.

<Q – Julie Johnsson – Bloomberg LP>: Can you just walk us through what’s weighing on cash flow in the first period? Obviously, you see it improving as the year goes on. And I’m just wondering if it might have been affected by cash advances sliding into Q4 2015?

<A – Greg Smith – The Boeing Co.>: Yeah, no, it was not. If you go back over time, you’ll see just because of the seasonality of the business, whether it’s on the commercial side or defense, the timing of receipts and expenditures tends to be heavily weighted into the first quarter. So again, if you look back over time, you’ll see that’s either a cash use in the first quarter or breakeven or maybe slightly positive. So the trend we see into 2016 is no different than that. And advances aren’t really a material driver in that whatsoever. It’s just purely, again, seasonality and timing around each one of those receipts and then, frankly, just payments we have to our suppliers.

Operator: And our next question is from Glenn Farley with KING Television. Please go ahead.

<Q – Glenn Farley – King Broadcasting Co.>: How are you guys doing this morning? I am trying to get a better sense for how you, or this is – you’re looking at a fairly bullish time going ahead, even though we’re probably dropping back to a book-to-bill ratio of one to one. But it’s fairly optimistic regarding the rest of the global economy considering that the Fed just minutes ago said they were going to keep interest rates unchanged and were going to watch it. So, can you give me a better sense of your confidence level despite the global economic issues that seem to be building?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, we will. And I think your read is correct in that we’re bullish about our prospects, but we’re also paying attention to what’s happening in the macro environment around us. If you take a look at GDP projections of about 2.7% growth over the near-term and midterm, again, that’s a balanced view. That’s different in different parts of the world as you well know. But on balance, that’s a respectable level for our industry.

The key differentiator is we continue to see passenger growth globally increasing at about 6% to 7% a year. It is outpacing GDP. And even in places like China where, obviously, it’s been getting a lot of attention on the economic growth prospects, even during the fourth quarter of 2015, just as a reference point, as GDP in China fell back to a little under 7%, airplane and passenger traffic growth increased at 15%. So, passenger growth continues to outpace GDP. That is a strong trend. It’s a long-term trend. And then that’s part of what paints a bit more of a bullish view in terms of our growth prospects. You see that reflected in our planned production rate increases.

And again, we try to be very disciplined about that. We take a long-term view on these rate increase decisions and those are not made lightly. And we take that balanced view and the fact that we are ramping up should convey our general confidence in the marketplace. And we’ll continue to keep a watchful eye on the macroeconomics.

<A – Tom Downey – The Boeing Co.>: Operator, we have time for one last question from the media this morning.

Operator: And that will be from the line of Stephen Trimble with Flightglobal. Please go ahead.

<Q – Steve Trimble – Flightglobal>: Yeah, I have a question about the 747 rate cut last week and the move to six per year and how long that is sustainable before you have to review that, depending on how many orders come in, especially given this aspiration you’ve talked about of mid-teens margins? And I think you talked about how in 2019 you see this 20-year replacement cycle coming into effect. How long is the six per year sustainable?

<A – Dennis Muilenburg – The Boeing Co.>: Yeah, Steve, that’s the decision that we made. That is a sustainable rate position for that line to bridge us to the 2019 replacement cycle. And you’re right. When we take a long-term view at the market, although cargo has been flattish during this past year at about 2% growth, and if we look at near-term projections of about 2% to 3% growth, we think that’s modest and reasonable. The production rate announcement we’ve made factors that in.

As we get to the 2019 timeframe, we take a look at the peer replacement market that’s out there, about 45% of the current fleet will need to be replaced. I said earlier we’ll have 240 large freighters that will be over 20 years old at that point, so the replacement need is real. And while the 747 is a niche market, it’s an important niche market and one that we think is sustainable. So, all of the decisions we’ve made factor in both the near-term economics as well as this longer-term replacement cycle.

<A – Greg Smith – The Boeing Co.>: And I think as you said, Steve, obviously we’re watching it closely. And between this timeframe and the 2019 that Dennis articulated, obviously, we’ve got to continue to get orders through that period. And we have a robust pipeline that the team is working on. But it’s something that, obviously, we’re staying very close to. It’s a great airplane in a tough cargo market. And we’re expecting that to recover, and we’ve got the perfect asset to align to that recovery.

Thomas J. Downey, Senior Vice President-Communications

That concludes our earnings call. Again, for members of the media, if you have further questions, please call our media relations team at 312-544-2002. Thank you.

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